Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-49837, No. 333-44436 and No. 333-101962 on Form S-8 of our reports dated May 25, 2007 relating to the financial statements and financial statement schedule of Network Equipment Technologies, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of Statement of Financial Accounting Standards No. 123(R) “Share-Based Payment”), and management's report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Network Equipment Technologies, Inc. for the year ended March 30, 2007.

/s/ DELOITTE & TOUCHE LLP

San Jose, California

May 25, 2007